EX-28.p.12

The Nationwide® Way

our Code of Conduct

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

The Nationwide® Way

What is The Nationwide Way?

At the core of Nationwide beats the heart of a mutual that has always put people first. This is The Nationwide Way. We are a company of great people doing great things. We care deeply about doing what’s right, and we work hard to make an impact for everyone: our associates, our members, our partners and our communities.

The Nationwide Mission

To protect people, businesses and futures with extraordinary care.

We value people

At Nationwide, we value people, ethical behavior, and diversity and inclusion. We incorporate these values in each transaction we conduct, each interaction we have, and in each relationship we build, everywhere we do business.

Our values

We value people

We are customer focused

We act with honesty, integrity, trust and respect

We work together to deliver exceptional results

The Nationwide Way	2

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

A message from our CEO

Nationwide is in the business of protecting people, businesses and futures. We advise our members and partners, offering comprehensive solutions like home, auto, life, pet and business insurance, as well as retirement savings products, financial services and identity theft protection.

What makes us unique is that we are a protection company with a caring culture unlike any other organization. We extend that care, often in extraordinary ways, to our members, partners, each other and our communities. During moments of truth — a hurricane, the loss of a loved one or the distress felt during a market drop — we are there to hold a hand and personally connect with members, helping them through their most difficult days.

Our caring culture is driven by people and values, with honesty and integrity as the cornerstones. These core values should never be compromised to meet a business plan or objective. I hope you’ll join me in delivering on this promise of honesty and integrity to our members, our partners, our communities and each other. Doing so is how we do business at Nationwide.

Thank you for all that you do to make Nationwide a company of which we can all be proud.

Kirt Walker

Chief Executive Officer

Nationwide

The Nationwide Way	3

Being the most trusted protection company

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

A message from our Chief Compliance & Ethics Officers

Chances are you will find yourself faced with ethical dilemmas during your career, standing at the crossroads between right and wrong. It can be difficult sometimes to determine the best course of action. We all predict that we will handle ethical dilemmas successfully. However, when faced with a difficult situation, we often respond differently than we had hoped. Blind spots, emotions, conflicts of interest, outside influences and other factors can cloud our judgment.

We are more likely to make better decisions if we slow down and seek advice. This Code of Conduct is a resource to guide you through those moments of uncertainty and equip you to handle ethical dilemmas successfully. Please take a moment to review it. And refer back to it whenever you’re confronted with an ethical decision and are just not sure what to do. While the Code may not have all the answers, it can at least point you in the direction of other resources available to you here at Nationwide. If you have questions, contact the Office of Compliance & Ethics for additional guidance. We expect the best from ourselves and from each other, and our members, partners and the communities in which we serve count on us to do what’s right. Acting with honesty and integrity, and complying with applicable laws, rules, regulations and company policies (both the letter and the spirit) are basic requirements to build trust. Thank you for your continued commitment to doing things The Nationwide Way.

                         Rae Ann Dankovic                                                  Parag Shah

                         Chief Compliance Officer                                 Chief Ethics Officer

The Nationwide Way	5

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Table of contents

Getting started	We value people

• Who is covered by this Code	• Strength through diversity

• Expectations for associates & leaders	• No harassment, discrimination or retaliation

• Asking questions, reporting concerns	• We protect human rights

• Guide to making good decisions	• Workplace safety and health

• Contacting the Office of Ethics	• Learning & professional development

• No-retaliation	• Serving our communities

Conducting business lawfully	Building honest relationships with our partners

• Illegal, fraudulent and dishonest acts

• Securities violations	• Fair dealing

• Insider trading	• Suppliers

• Disclosure policy	• Conflicts

• Fair competition and antitrust	• Outside business activities

• Trade secrets	• Ownership

• Competitive intelligence	• Opportunities

• Business records and financial reporting	• Solicitations

• Time reporting	• Conducting personal business

• Sales and advertising	• Gifts, favors and entertainment

• Audits

• Records retention, legal holds	We protect company information and assets

• Responding to legal requests, governmental agencies	• Privacy, cybersecurity

• Political activities	• Company assets

• Political contributions & gifts	• Protecting Nationwide brand

• Business abroad	• Using social media

• Money laundering, anti-bribery	• Contacting media

Closing thoughts

• A message from our Chief Ethics Officer

The Nationwide Way	6

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Getting started

Who is covered by this Code

The Code of Conduct applies to all of us, at all levels of our organization, whether you are at company headquarters or one of our many other offices located across the country.

That includes all:

•	associates

•	people leaders

•	executives

•	board members

Some associates in certain departments and roles may be subject to other or stricter requirements by law or policy. If you have questions about additional requirements, ask your manager or your Office of Compliance representative.

As an associate, you are expected to read and acknowledge this Code annually. Failure to comply with the Code may result in appropriate disciplinary action, up to and including termination of employment.

Only in exceptional circumstances and only with approval of the Chief Ethics Officer will a waiver of any part of this Code be granted. A waiver requested by an executive officer or board member requires approval by the Board of Directors or a designated committee of the board. Waivers will be promptly disclosed as required.

The Nationwide Way | Getting Started	7

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

It starts with you

You are expected to comply with the law, this Code, and all internal policies. Failure to do so may result in appropriate disciplinary action, up to and including termination of employment. Know that certain violations may have additional consequences, such as fines, criminal prosecution, and jail time. We expect everyone to do their part to protect Nationwide’s reputation.

Know the Code	Just ask
If the answer isn’t clear,
Access it. Learn it. Apply it.	ask for guidance.

Act with integrity	Speak up
Honesty and integrity is	If you witness something
The Nationwide Way.	that doesn’t seem right,
say something.

Leader expectations

While every associate is the keeper of Nationwide’s reputation, leaders have a heightened responsibility to serve as both a role model and resource for associates and to safeguard and promote a culture of integrity and honesty. An ethical workplace requires open and honest two-way communication — so be accessible and available to your associates. And remain alert to indications that illegal or unethical conduct may have occurred.

Be the example	Use the Code
Live the Nationwide values	The Code of Conduct is
and set a good example. Your	your guide. Use it to answer
associates are watching.	questions, and remind your
associates that it’s a resource.

Be available	Take action
Let associates know	Report misconduct that you
they can come to you	witness or that is reported to
with questions or concerns.	you by your associates.

The Nationwide Way | Getting Started	8

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Asking questions, reporting concerns

This Code of Conduct is a resource to help guide you to do things The Nationwide Way. But it doesn’t have all the answers. If you still have questions after reviewing this Code, or aren’t sure what is “The Nationwide Way” in a particular situation, just ask.

However, even companies with the highest ethical standards occasionally have issues. When we do, we want them reported so they can be addressed. It takes courage to report a situation that is, or has the appearance of being, contrary to The Nationwide Way. All of us have a duty to report such concerns. We will listen to your concerns and take the appropriate action.

It’s important to ask questions, and to report issues if you experience situations that are (or appear to be) in violation of this Code and contrary to The Nationwide Way. Talk to your manager or anyone in leadership. Or if you prefer, contact the Office of Associate Relations (OAR) or the Office of Ethics for help and guidance.

Leader expectations
A few reminders if an associate comes to you with questions or concerns:

• The Office of Ethics and OAR are also resources for you, not just for your associates.

• Don’t investigate allegations on your own — allow us to provide that independent support.

• Don’t wait to contact us, whether you observe something directly or it is brought to your attention.

The Nationwide Way | Getting Started	9

When you run into a situation where the best decision isn't clear, test your potential decision by asking the following questions:

- Have I considered all the relevant facts and my own biases when making the decision?
- Is it legal?
- Is my action consistent with Nationwide's Values, the Code of Conduct and internal policies?
- Would my action be interpreted as appropriate or ethical?
- Would I be proud to tell my spouse, parents, children or trusted friends about my action?
- Would I like to see this action be published in the news?

If you answered "no" to any of the questions, reconsider your decision. If the answer still isn't clear, just ask.

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Contacting the Office of Ethics

When you call the Ethics Helpline, you can report a concern or ask a question. When you contact us, you can choose to remain anonymous. Questions will be answered and concerns will be investigated in as confidential a manner as possible. Depending on the nature of a concern, the Office of Ethics may investigate the concern alone or may partner with other areas such as the Office of Associate Relations. If you report a concern, you will be told what to expect in terms of the investigation. However, due to the confidential nature of investigations, the outcome will not be shared with you.

What to Expect

Come on, is it really anonymous?

Yes, our Office of Ethics takes your desire to remain anonymous very seriously. If you choose to use one of the anonymous ways to contact us, we will not be able to identify you.

Is it Really Anonymous?

Please keep in mind that to the extent you feel comfortable doing so, we encourage you to share with us your identity (you can still request to remain anonymous as we investigate your concerns and involve others outside of our office) — doing so will allow us to follow up with you should we need additional information or details.

No retaliation

Retaliation against anyone who makes a good faith report of misconduct or who is otherwise asked to participate in an investigation is strictly forbidden. Violations of our no-retaliation policy will result in disciplinary action, up to and including termination of employment. Filing intentionally false or intentionally misleading reports violates this Code.

Nothing in this Code or any other policy of the company prohibits you from reporting possible violations of state or federal law or regulation to any governmental agency or entity, including but not limited to the EEOC (Equal Employment Opportunity Commission), SEC (Securities and Exchange Commission), FINRA (Financial Industry Regulatory Authority) or the NLRB

(National Labor Relations Board), or making disclosures protected under state or federal whistleblower laws or regulations. You are not required to obtain prior authorization of the Company to make such reports or disclosures and are not required to notify the Company if you have made such reports or disclosures.

Good faith

Making a report in “good faith” means you must provide all information that you believe is true and that you report honestly.

The Nationwide Way | Getting Started	11

Call: 1-800-45-ETHIC (1-800-453-8442)
When calling, you may choose to remain anonymous
(no recording or caller ID devices are used).

Text: Ethics@nationwide.com (not anonymous)

Email: Ethics@nationwide.com
Anonymous Email: use this form.

Mail: Office of Ethics
One Nationwide Plaza P. O. Box 182653
Columbus, Ohio 43218-2653
Mail to this box is delivered unopened to the Office of Ethics.

Fax: 614-249-8442
This is a secure line

Email: OAE@nationwide.com

Call: 1-866-293-4442

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Conducting business lawfully

Illegal, fraudulent and dishonest acts

Nationwide operates in a highly regulated environment. You are required to ensure compliance with all applicable laws, rules and regulations, and internal policies. Failure to do so may result in appropriate disciplinary action, up to and including termination. Know that certain violations may have additional consequences, such as fines, criminal prosecution, and jail time.

Any associate or leader who commits a dishonest or fraudulent act resulting in actual or attempted financial loss will be subject to disciplinary action, up to and including termination. If you suspect that an applicant, associate or partner is engaged in possible fraud, embezzlement, or any form of dishonesty, report all available facts to the Office of Ethics for investigation.

Remember that it’s never permissible to use a contractor, consultant, agent, broker or other third party to do anything prohibited by law or by our policies.

You are required to notify Nationwide by contacting OAR or the Office of Ethics within 30 days of any felony conviction, or any conviction involving fraudulent or dishonest actions. If you are a registered representative with our broker/ dealers, you must immediately notify the NF Compliance Department.

Nationwide does not tolerate fraud in any form, because when Nationwide is affected by fraud, so are our customers.

You have help

The Office of the Chief Legal Officer (OCLO) provides legal and regulatory solutions, advocates on behalf of Nationwide and its members, manages risks, and enhances Nationwide’s reputation in the community. It includes the Office of General Counsel (OGC), Office of Compliance & Ethics (OCE), Government Relations and Corporate Citizenship.

It starts with you
Suspect fraud? Associates can contact the Office of Ethics (you can do so anonymously) or our Fraud Hotline (email or call 1-800-4RIPOFF).

Q.   When should I contact my compliance partner versus my legal partner?

A. In general, contact your legal partners in OGC to help you determine the applicable boundaries of a law, rule, regulation or internal policy. Your compliance partners in the OCE can help your business stay within those identified boundaries. If you’re unsure who best to contact, do not hesitate to contact either — they will help guide you to the right person within OCLO.

If you ever think that someone is trying to ignore the identified boundaries, you should contact the Office of Ethics for further guidance.

The Nationwide Way | Conducting Business Lawfully	14

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Suspected violations of securities laws, rules or regulations

Any suspected violation of securities laws, rules or regulations must be reported immediately to your Chief Compliance Officer, the Office of Ethics or your contact within the Office of the Chief Legal Officer (OCLO). Failure to report may lead to disciplinary action, up to and including termination of employment.

Disclosure policy

United States securities laws prohibit associates who are in regular communications with brokers and analysts from making selective disclosure of nonpublic material information.

Insider trading

You may not buy or sell stock, or any other kind of property, based on material nonpublic information. This is known as insider trading. It is against Nationwide policy and the laws of the United States and many countries.

Did you know?

Passing along inside information to friends, family or anyone outside the company is called “tipping” and is also considered a form of insider trading.

However, using public information is perfectly appropriate. Presentations at conferences, published articles and reports of financial analysts are all considered public information.

The Nationwide Way | Conducting Business Lawfully	15

Nonpublic information is news or information that has not been published outside the company.

Any such nonpublic information, positive or negative, is material if it might be of significance to an investor in determining whether to buy, sell or hold securities or other property.

Examples include:

•	a potential business acquisition

•	internal information about revenues, earnings or performance that differs from market expectations

•	the acquisition or loss of a major customer

•	rating agency actions, or

•	important transactions and/or business

If any doubt exists as to whether the information is material or has been released to the public, contact your OCLO representative for guidance.

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Fair competition and antitrust

We seek competitive advantage through superior performance, never through illegal or unethical business practices. We comply with all applicable fair competition and antitrust laws everywhere we operate. These laws are complex. They are intended to provide customers with a variety of products at competitive prices unrestricted by artificial constraints such as price fixing, illegal cartels, boycotts and tie-ins.

The term “antitrust” typically refers to the U.S. laws that promote fair competition. As a U.S.-based company, these laws apply to all Nationwide associates, even those based in business operations outside the United States. Many other countries have laws designed to promote fair competition. Nationwide is required to comply with those laws as well.

It starts with you
Do’s and Don’ts when dealing with our competitors:

DO	DON’T

Do obtain pricing, marketing and similar competitive information from sources such as insurance departments, published articles, advertisements, brochures, surveys or customers. If you contact a competitor directly for such information, clearly disclose that you work for Nationwide, and only inquire about information that is available in the public domain. Inquiries related to future pricing, marketing, underwriting practices or other anti-competitive information should not be pursued directly with competitors.

Don’t discuss or disclose, either directly or indirectly, any of the following subjects with competitors: prices, bids, discounts, promotions, profits, costs, terms or conditions of sale, boycotts or refusals to deal, and choices of customers or markets. Don’t enter into any agreement, written or unwritten, in which you agree not to recruit or hire current employees of other companies, or agree to share Nationwide’s salary structure or hiring practices.

If, at any meeting where competitors are present, formal or informal discussion of prices, discounts, terms and conditions of sale, terms and conditions of employment, or market segmentation occurs, don’t participate in the discussion. Leave the meeting and notify the Office of General Counsel immediately.

Q. Several of us who have been in the industry for a long time get together every month or so to shoot the breeze and exchange gossip. There’s no problem with this, is there?

A. Not if you keep your conversations away from areas where you could appear to be colluding, fixing prices, dividing customers, and so on. One way to stay clear of inappropriate topics is to imagine what an investigative reporter listening to the conversation would think — and maybe report!

The Nationwide Way | Conducting Business Lawfully	18

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Trade secrets	Competitive intelligence

No information should be sought, obtained, retained or used that would violate fair competition and antitrust laws or laws protecting proprietary data. Possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present associates of other companies, is prohibited.	Information about competitors, customers and suppliers is a valuable asset in a highly competitive market. However, no illegal or unethical means of obtaining or retaining this information will be tolerated at Nationwide. Please contact the Office of General Counsel for assistance in determining whether the competitive intelligence you have is appropriate to use.

Q.   My team recently hired a new associate who used to work for one of our competitors. Can I ask that associate for the “inside scoop” on their former employer?

A. You should not ask your associate to share insider information about their former employer. They can share publicly available information.

The Nationwide Way | Conducting Business Lawfully	19

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Business records and financial reporting

You must comply with all laws, rules and regulations regarding business records and financial reporting. Information must be recorded and reported accurately and honestly. This includes reporting of hours worked, legitimate business expenses incurred, sales made, claims adjusted, and all other activities related to Nationwide business.

Financial reports and records must accurately reflect real transactions and conform to Nationwide policy. No entry may be made on the company’s books that hides or disguises the true nature of any transaction. Undisclosed or unrecorded accounts, funds or assets are not allowed. All reports and documents that Nationwide may be required to file with regulators must be accurate, timely, and easy to understand.

Q.   Although close, our department did not meet the year-end objectives. My leader just left my office after telling me, “I don’t care how you do it but make the numbers happen! Our bonuses are riding on this.” What should I do?

A. Approach your leader candidly and sincerely. Seek to clarify the direction you understood, and discuss your concerns. If your leader’s direction hasn’t changed after your discussion, contact the Office of Ethics for assistance.

Time reporting by associates eligible for overtime

It is important that our non-exempt associates are paid accurately for all time worked.

It starts with you
Understand your responsibilities when it comes to time reporting, including:

•  Familiarize yourself with the Work Time Reporting policy, which includes examples of what is considered “work.”

•  You must report all the hours worked on behalf of Nationwide through Workday, without exception.

•  Speak up if, at any time, someone tells you to under- or over-report your work hours. Questions, please talk to your manager or contact the Office of Associate Relations (OAR).

Leader expectations
As a leader, you are responsible for mitigating the risk related to inaccurate time reporting. Work with OAR if you believe your associate is, for example, working overtime that is not necessary.

The Nationwide Way | Conducting Business Lawfully	20

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Sales and advertising	Audits

Nationwide strives to provide truthful, accurate and clear advertising, promotional literature, projections, quotes and communications with customers. Full disclosure of risks and limitations is as important as accurate portrayal of benefits and advantages.	You are expected to cooperate fully and promptly with all audits and compliance programs. Supply accurate, complete and truthful information, files and documents at all times and in a timely way.

No goal, objective or contest is worth jeopardizing your reputation – or your job. Sales must only be recorded when they reflect real transactions. If you are engaged in sales, you must be properly licensed.

Q. I’m meeting with a client and want to make a really good impression. Our year is riding on this sale! How can I win them over when the material has so many disclosures?

A. It’s important for our customers to understand our products and services. And that means having information on all aspects of what they’re buying so they can make the best decision for them and their family or business. Being transparent about the features, benefits and risks will help you gain credibility and land that sale.

The Nationwide Way | Conducting Business Lawfully	21

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Records retention, legal holds

You generate numerous records daily (e.g., emails, data, electronic or paper files, recorded calls, etc.). Some of this information must be kept for a specific period, while there are other records that have a very short life span and should be discarded almost immediately. Contact our Records Management Compliance team for additional guidance.

From time to time, the Office of General Counsel may ask you to preserve certain documents (this is called a “legal hold”). If you receive a legal hold, you must take appropriate steps to save any related documents, emails and other relevant information. Contact the Discovery Management unit for additional guidance.

Responding to legal requests, governmental agencies

Nationwide cooperates with reasonable and required requests for information from governmental agencies. All information provided should be truthful and accurate. Requests for information other than routine inquiries must be forwarded to the Office of the Chief Legal Officer.

It starts with you
I just received a subpoena on behalf of the company. Now what?

Legal or regulatory documents (e.g., subpoenas, lawsuits, court documents, or related correspondence) often have very short response times. Failing to respond quickly could create risk for the company. So don’t wait — forward it to our Service of Process team.

If you’re not sure whether the document you received should go to the Service of Process team, contact them (or your legal partner) for additional guidance.

Do I keep it?

Ask yourself these questions for physical and digital records (including data):

1.	Do I need this record for my current job?

•	Yes, keep it

•	No, see next question

2.	Have I received a legal hold notice (pending legal/regulatory action) for this record?

•	Yes, keep it until legal hold is lifted

•	No, see next question

3.	Could the record have historical value to Nationwide?

•	Yes, or for further questions, contact the History & Archives Center team

•	No, see next question
4.	Is this record listed in the Records Retention Schedule?

•	No, discard it

•	Yes, see next question

5.	Has this record met its retention period shown in the Records Retention Schedule?

•	Yes, securely discard it by deleting, shredding or placing in a secured paper shred receptacle (located throughout Nationwide’s offices)

•	No, keep for duration of retention period

The Nationwide Way | Conducting Business Lawfully	22

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Political activities

At Nationwide, we support your right to participate in the political process through our Civic Action Program (CAP) and our Political Action Committees (PAC). These programs and committees may provide opportunities to voluntarily support local, state, and federal candidates who will best represent Nationwide’s interests and concerns. Remember, your participation is entirely voluntary. You are free to decline without fear of reprisal.

If you choose to be politically active as an individual citizen, you may do so on your own time and at your own expense.

Civic Action Program

Nationwide CAP seeks to successfully influence legislative and regulatory proposals through communications, programs and activities that benefit Nationwide, associates, agents and our customers.
Political Action Committee

Nationwide PAC raises funds to help elect candidates, regardless of political affiliation, who agree with our business philosophies.

It starts with you
The Nationwide Way means that each of us creates a working environment where our colleagues don’t feel pressured to agree with our personal political views. This means:

•  Making sure that your personal political work is done on your own time and without the use of Nationwide assets or funds.

•  Not pressuring others at work to contribute to, or support or oppose, any personal cause, political candidate or party.

•  Not soliciting contributions or distributing political literature during work hours.

•  Respecting that others may have differing opinions and keeping political conversations civil.

Q. If I, or a household member (e.g., spouse), run for political office, how will it impact my career, Nationwide, and its customers?

A. All forms of governmental involvement are subject to Nationwide’s conflicts of interest policies, including (but not limited to) the requirement that no Nationwide resources or work time can be used in connection with personal governmental activities. Your involvement in these activities must not interfere with your job performance, attendance expectations, or overall company responsibilities. Contact the Office of Ethics for further guidance. Keep in mind, your contributions to your own campaign or a family member’s campaign may also be subject to the Pay to Play section.

The Nationwide Way | Conducting Business Lawfully	23

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Political contributions & gifts

Political contributions and gifts of all types are highly regulated. The rules can be complex and can negatively impact Nationwide if they are not followed. Familiarize yourself with the contribution and gifting rules on this page. If you still have questions, contact the Pay to Play Compliance team or call 866-285-1492.

Pay to play

All associates and business units are prohibited from making (or directing or soliciting anyone else to make) any contribution to or for the benefit of any political candidate, incumbent or political party for the purpose of obtaining or retaining business (a practice sometimes referred to as “pay to play”).

Gifts to public officials

Gifts to — or expenditures made on behalf of — public officials are subject to strict limitations and in most cases are prohibited by law. Bribes and kickbacks are unacceptable and illegal. Contact the Office of Government Relations at 614-249-7791 with questions or further guidance.

It starts with you
Do I need to pre-clear my political contributions?
Possibly, based on your job title, job function and/or reporting structure. For a comprehensive list of impacted associates, please see the Nationwide Pay to Play policy.
Contact the Pay to Play Compliance team with questions or for further guidance.

Q. How do I know whether certain types of political contributions would be OK?

A. Compliance with political contribution laws can be complex. Certain associates and officers must pre-clear contributions under the company’s policy for compliance with federal, state and local pay to play regulations. If you are not one of those, and you still have a question, the best course is to contact the Pay to Play Compliance team for guidance in your specific situation.

The Nationwide Way | Conducting Business Lawfully	24

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Business abroad

Nationwide complies with all applicable laws, rules and regulations wherever we do business. As a U.S.-based company, many U.S. laws apply to our business activities both inside and outside of the United States. Seek guidance from your legal or compliance representative in the Office of the Chief Legal Officer:

•	If you engage in business involving a foreign country or business partner from outside the U.S.

•	If you become aware of a conflict between the U.S. laws, rules and regulations and the laws, customs or practices of the foreign country in which you are doing business.

Be sure to work with the Procurement department if you plan to buy goods or services from a third party based outside of the U.S. See the Supplier Selection section in this Code for additional guidance.

Do your part

It is illegal for any U.S. person, and certain foreign issuers of securities, to make a corrupt payment, either directly or indirectly, to a foreign official for the purpose of obtaining or retaining business for or with, or directing business to, any person.

If you are concerned about a possible violation, or have any questions regarding anti-bribery and corruption laws, please contact the Office of Compliance & Ethics.

Did you know

The Office of Foreign Assets Control (OFAC) is a bureau of the U.S. Department of the Treasury designed to implement U.S. foreign policy goals through economic sanctions. OFAC publishes a list of individuals, entities, countries and regimes that U.S. persons (including Nationwide) are not allowed to do business with.

Money laundering

Money laundering, in its simplest form, is taking dirty money — money from criminal enterprise — and making it clean, or legitimate.

Our company has a anti-money laundering (AML) program designed to prevent Nationwide from being used to launder money. But we still need your help.

It starts with you
• Be familiar with some common red flags that could indicate money laundering is taking place.
• Report any suspicious activity to the Office of Ethics.

The Nationwide Way | Conducting Business Lawfully	25

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

We value people

Strength through diversity

Nationwide has a long-standing commitment to diversity and inclusion — it is part of our rich heritage, a way of life for us and a key differentiator. We leverage the unique perspectives of our associates to deliver innovative solutions for our members and partners.

–

Angela Bretz

Chief Diversity & Inclusion Officer

At Nationwide, we know our associates’ unique perspectives and talents set us apart from other companies. That’s why, together, we foster a culture where everyone is appreciated, respected and committed to making a difference.

To share our Diversity and Inclusion (D&I) story, we’ve created the D&I at Nationwide report which illustrates our long-standing commitment, current focus, and vision for the future.

The Nationwide Way | We Value People	27

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

No harassment, discrimination or retaliation

We value the contributions of each individual and are committed to equal opportunity employment and providing an environment that supports and encourages each associate to do his or her best work. As such, we do not tolerate harassment, discrimination, or retaliation against associates, applicants, contractors, contingent workers, suppliers, or visitors to Nationwide. If you experience or witness behavior that violates our policies, talk with your manager or anyone in leadership, or contact the Office of Associate Relations (OAR) or the Office of Ethics.

Nationwide does not tolerate any form of harassment, discrimination, or retaliation based on race, color, religion, gender, disability, age, veteran status, sexual orientation, gender identity, ancestry, national origin, genetic information, or any other characteristic or classification protected by applicable federal or local law.

Legitimate job-related feedback provided by managers and/or supervisors generally does not constitute discrimination, harassment or create a hostile work environment. But if you believe the feedback is unwarranted, please contact OAR or the Office of Ethics.

For a better sense of unacceptable behavior, see Nationwide’s No Harassment, Discrimination or Retaliation Policy.

It starts with you
Wait, is that harassment?

Remember, harassment can be verbal, physical or visual. It can include, for example, inappropriate jokes, unwelcome touching, rude gestures, or offensive emails or social media posts that interfere with and unreasonably affect your work performance or create an intimidating, hostile or offensive work environment.

We protect human rights

The Nationwide Way means a commitment to respecting the human rights and dignity of everyone.

We comply with, and value our business partners who share a similar commitment to, laws that promote safe working conditions and individual security; laws prohibiting forced labor; prohibitions on the employment of underage children; prohibitions on human trafficking; and laws that ensure freedom of association and the right to engage in collective bargaining.

Please do your part. Report any suspicion or evidence of human rights abuses in our company or our business partners to your manager, OAR or the Office of Ethics.

The Nationwide Way | We Value People	28

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Q.   I’ve been passed over for several promotional opportunities for which I believe I am qualified. It feels like discrimination. What should I do?

A. The first thing to do is talk with your manager about the qualifications and performance necessary for a promotion, and what you need to do to be considered. If this conversation doesn’t provide you with the information you need, or you still believe you may have been discriminated against, contact OAR to discuss your concern.

Q.   At a recent off-site meeting, several associates ended the evening making disparaging and insensitive comments about others. This made me uncomfortable. What should I do?

A. If you feel comfortable doing so, please express your concerns to your manager or anyone in leadership. Respect for people — associates, partners, members, and the public — has been a long-standing Nationwide value. If you don’t feel comfortable speaking to your manager or another leader, or the situation is not resolved, please contact OAR or, if you wish to remain anonymous, the Office of Ethics.

Q.   A more senior co-worker has asked me to go to dinner socially on several occasions. I am not comfortable with this and I have declined each time, but I’m running out of excuses. What should I do?

A. Inform your co-worker that you prefer to keep your working relationship strictly business and ask that the invitations to dinner stop. If the situation continues, or if you feel that you are being retaliated against for asking that the invitations stop, please contact OAR or the Office of Ethics.

Nationwide is such an upstanding company with very strong ethical practices and values. They truly value their associates, and I am thankful to work for a company that treats their workers with such respect and value.

–

Kerra P.

Nationwide Associate

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Workplace safety and health

Your safety is our priority. Nationwide strives to offer a healthy work environment that is safe and secure for all our associates and those that work with us, and is free from acts or threats of violence. You’re expected to follow our health and safety guidelines and make your manager or anyone in leadership aware of potential safety hazards or threats of violence.

Nationwide does not tolerate threats or acts of violence in the workplace or while “in the course of work,” regardless of work location.

If you have safety-related questions or concerns, contact:

•	Your local Nationwide-campus security office

•	Corporate Security (available 24 hours/7 days): 614-249-6060

•	Office of Associate Relations (OAR): email or call 866-293-4442

It starts with you
Each of us shares a responsibility to contribute to a safe and healthy work environment. Remember,

•  Review the Emergency Action Plan for your work location.

•  Commit to a substance-free workplace, including illegal drugs, controlled substances, and the unauthorized use of alcohol on our premises or at any Nationwide-sponsored event or activity.

•  Don’t bring any weapon onto Nationwide premises or to any off-site events or activities while representing Nationwide.

•  Don’t text, email or check the internet when driving on behalf of Nationwide.

•  Show and swipe your company badge where required. Do not allow others to enter without proper authorization.

•  Help contingent workers and others you work with to understand and follow our safety and security procedures.

For additional guidance, see our Workplace & Fleet Safety and Substance-Free Policy.

If you’re a victim of domestic or other forms of violence, remember that you’re not alone. You can receive assistance from OAR, Associate Wellbeing and Safety and Corporate Security.

The Nationwide Way | We Value People	30

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Q. I’m concerned about a co-worker’s use of alcohol. If I report this concern, will my friend be fired? What should I do?

A. The health and safety of all associates is of critical importance to Nationwide. Accordingly, our primary goal is to assist the associate with his or her challenge where possible. If you are concerned that a co-worker is working under the influence of alcohol or drugs, speak with your manager, Associate Wellbeing and Safety or OAR.

Q. I overheard a co-worker making threatening comments which involved the use of a weapon. What should I do?

A. You should immediately notify your local Nationwide-campus security office or Corporate Security and then notify OAR. We are committed to maintaining a safe work environment for all associates.

The Nationwide Way | We Value People	31

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Learning & professional development

We are committed to ensuring that Nationwide has the talent and culture to deliver on its strategy. This includes attracting, developing and retaining talent who will innovate and deliver on the products and services customers need today and tomorrow.

The pace of change and shifts in skill sets all around us are unprecedented. Nationwide is committed to empowering your personal development through great resources and leader support.

We ask all associates to embrace the opportunities created by change and to challenge yourself to stretch. We ask our leaders to role-model continuous learning and partner with you on identifying and acting on development needs.

Find out about the many learning opportunities available to drive your personal development.

It starts with you

Training courses are an essential part of our learning and development. They also help to ensure that we are performing our jobs in accordance with all applicable laws, rules and regulations, and internal policies. You are expected to complete all required training courses (iDrive courses or otherwise) in a timely manner.

Leader expectations
Lead by example and complete all of your required training courses in a timely manner. Provide sufficient oversight and support to ensure that your associates do the same.

The Nationwide Way | We Value People	32

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Serving our communities

We strongly believe in being good corporate citizens in the communities where we work and live. Our Corporate Citizenship programs help us transform lives in three focused ways:

Philanthropy	Volunteerism	Workplace giving

The Nationwide Foundation awards grants to nonprofit organizations meeting urgent needs in communities where Nationwide members, agents, associates and their families live and work.

Nationwide empowers our associates across the U.S. to donate their time and energy to important causes and charities when they are most in need of support.

Looking for volunteer opportunities? Not sure how to log the hours you’ve already volunteered or to apply for related rewards? Community Connect can help.

Nationwide encourages our associates to invest in strategic efforts that improve the quality of life in their communities.

We have several workplace giving programs that make it easy for you to make a meaningful contribution.

Using our time, energy, knowledge, and personal donations, we make a difference that is widespread, deliberate and, above all, delivered at the most critical moments.

It starts with you
Are you looking to lead a team campaign or volunteer event? If so, our volunteerism guidelines are a good place to start.

Go green

We are committed to resource conservation, minimizing damage to the environment as well as any potential harm to the health and safety of associates, customers and the public. We recognize the need to conduct business in a way that protects and improves the state of the environment for future generations.

It starts with you

As a Nationwide associate, we encourage you to act responsibly toward the environment. Minimize, reuse and recycle waste at Nationwide facilities wherever possible, and dispose of remaining waste responsibly. Strive to improve energy efficiency in all facilities.

The Nationwide Way | We Value People	33

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Building honest relationships with our partners

Fair dealing

We value the trusted relationships we have with our business partners who share our commitment to ethics and compliance, diversity and inclusion, human rights, environmental sustainability and fair dealing. And they must be confident that we will treat them lawfully and ethically.

It starts with you

•  Conduct each business relationship with honesty, fairness, mutual respect and non-discrimination.

•  Never take advantage of our business partners through manipulation, concealment, misuse of confidential information, misrepresentation of facts or any other unfair dealing or practice.

•  If you have the ability to select any of our business partners, always select them based on objective criteria and the value they bring to Nationwide, not personal relationships or friendships. And be certain they understand our standards for high performance in ethics and compliance, in addition to their contractual obligations.

•  Be alert to any signs that a business partner is violating applicable laws or regulations.

•  Promptly disclose any situation that may appear to involve a conflict of interest.

•  Protect the confidential and proprietary information of our business partners.

Supplier selection

Nationwide’s Procurement department is responsible for acquiring goods and services through high-quality, innovative and cost-effective strategies that optimize supplier performance and exceed business expectations across all functional business units at Nationwide. And when we partner with a supplier, we expect for them to abide by our Nationwide Supplier Code of Conduct. Want to learn more? Visit the Procurement site on InSide.

It starts with you Commit to being thoughtful about what you say and how you say it, in any format. The Procurement department is available to help when engaging with our suppliers.

The Nationwide Way | Building Honest Relationships With Our Partners	35

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Conflicts

Because we are expected to act in the best interest of Nationwide at all times, we need to watch for potential conflicts of interest. A conflict of interest arises when personal, social, or financial activities or business relationships could interfere with an associate’s objectivity and loyalty to Nationwide.

Your position at Nationwide cannot be used for personal gain for you or a member of your family or household. Any situation that may create, or even appear to create, a conflict between personal interests and the interests of Nationwide must be avoided. Carefully consider your own situation for any actual or apparent conflicts of interest.

Did you know?
Nationwide provides a diverse portfolio of solutions for our customers, and that could create a conflict of interest beyond the area in which you work.

Think you may have a conflict or potential conflict?
Don’t wait, review it with your manager and the Office of Ethics (you can either contact the Office of Ethics directly or disclose it through your online Conflict of Interest Certificate. Let’s work together to find a solution that protects both you and our great company.

Q.   I’ve been asked to purchase gift cards that will be given to our external partners on behalf of our team. If I purchase the gift cards at a local grocery store, can I use my loyalty card to accumulate fuel points?

A. No, you cannot make the purchase of gift cards on behalf of others that will benefit you personally. Additionally, all gift card purchases must be done in accordance with the Travel & Expense Reimbursement Policy.

Q. I’m traveling for work. Can I redeem personal air and/or hotel miles for my work-related travel?

A. Yes, you can redeem air and hotel miles for your work-related travel. However, if you make travel arrangements for others on your team, you cannot redeem the miles related to their travel.

The Nationwide Way | Building Honest Relationships With Our Partners	36

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Outside business activities

You have an actual or potential conflict of interest if you or members of your immediate family or household are affiliated with an outside business or organization and:

•	It interferes with your job;

•	You use Nationwide equipment, personnel, facilities or supplies in performance of your duties with the outside business or organization;

•	The business is a supplier or business partner of Nationwide, whether directly or through a third party; or

•	The business competes with Nationwide.

Here are a few scenarios that create an actual or potential conflict:

•  My spouse is a certified trainer for a course on negotiating effective claims settlements. My team needs this training, and we would like to contract with my spouse to deliver this training.

•  My friend is an independent agent and needs help with a special marketing effort in the agency. He asked me to work for him part-time.

•  I am a Marketing Analyst with Nationwide. I have an opportunity to work part-time for a competitor in their collections department. The position is not related to my role with Nationwide.

•  I’ve been approached by a consulting company with an opportunity to meet with their customers to provide expert advice to them.

Identifying a conflict of interest can be difficult. If the answer isn’t clear, just ask. The Office of Ethics is here to help. Contact our office for review and guidance.

The Nationwide Way | Building Honest Relationships With Our Partners	37

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Ownership

You have an actual or potential conflict of interest when you or members of your immediate family or household own a significant financial interest in another organization:

•	which does business, directly or indirectly,

with Nationwide or our competitors

•	which competes with Nationwide

•	in which Nationwide has invested

A “significant financial interest” in another organization means that you may be able to (directly or indirectly) influence decisions in that organization.

Indirect investments (e.g., mutual funds or blind trusts) where you do not control specific investment choices are acceptable and not viewed as conflicts or potential conflicts.

Q.   A member of my household owns a business that sells products to some of Nationwide’s On Your Side® auto repair centers. I work in Nationwide Financial and have no dealings with the claims process. Is this a conflict of interest?

A. In the situation you described, your household member’s business is receiving revenue indirectly from Nationwide. Thus, this is potentially a conflict of interest and should be discussed with the Office of Ethics.

Q.   I own several rental properties. Is this a conflict of interest?

A. It is possible that your rental properties could compete with Nationwide-owned properties if they are large multi-family units or commercial properties. If so, this should be discussed with the Office of Ethics.

Opportunities

You have a duty to advance the legitimate interests of Nationwide when opportunities arise. If you become aware of a business opportunity through your employment at Nationwide, you must first offer the opportunity to Nationwide before pursuing it.

Q.   I have an idea for an application for mobile phones that would be helpful to insurance customers during the claims process. If I develop this app on my own time, is there any concern with my marketing the product to Nationwide and other insurance carriers?

A. Seek guidance from the Office of Ethics before you initiate work to develop such a product or service. We will need to confirm whether the app will belong to you or Nationwide. If you proceed to market the product while you are a Nationwide associate, it could be a conflict of interest to conduct business with Nationwide or a competitor of Nationwide.

The Nationwide Way | Building Honest Relationships With Our Partners	38

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Solicitations

Within the course of normal business activities, you may, on occasion, be solicited for participation in, or donation to, a variety of causes, functions or activities. In an effort to minimize unnecessary interruptions or distractions in work production and schedules, Nationwide prohibits solicitation and distribution of literature or other materials, including those related to fundraisers and political activity. Exceptions to these practices are made for limited company-sponsored activities, such as United Way and Hunger Relief, with the prior approval from Corporate Citizenship. For additional details, please see the company’s No Solicitation/No Distribution Policy.

Did you know?

Our business partners may be asked to make a charitable contribution on Nationwide’s behalf only with prior approval of the applicable area’s Office of the Chief Executive Officer (OCEO) member.

Q. My daughter is selling items for a school project. Can I set up a display at my desk or circulate an order sheet at work?

A. No. This is considered solicitation, which is not permitted in our work areas. For a better understanding of what is considered “work area,” please see the above No Solicitation/No Distribution Policy.

Q. Can my team set up a crowdfunding site for a co-worker who is in need and send the link to everyone in my department?
A. No. This is considered solicitation, which is not permitted during company time or while using company equipment.

Conducting personal business with a Nationwide business partner
Added caution should be exercised if you are considering conducting personal business with a Nationwide supplier or other business partners. It is often difficult to manage the relationship and perception of favoritism appropriately. You must pay fair market value for any products or services purchased individually from a Nationwide supplier or other business partner, and your personal purchases cannot interfere with your business relationships. Seek guidance from the Office of Ethics in questionable situations.

The Nationwide Way | Building Honest Relationships With Our Partners	39

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Gifts, favors and entertainment

Gifts, favors and entertainment, whether you are giving or receiving them, can create goodwill in our business relationships. They can also make it hard to be objective about the person providing them. Our choice of suppliers and other external partners must be based on objective factors like cost, quality, value, service and ability to deliver. We must avoid even the appearance of making business decisions based on the generosity of the supplier. Determining what is reasonable and appropriate can be challenging. This Code addresses what you can accept from our current or potential suppliers, external partners and customers. The Travel & Expense Reimbursement Policy addresses what you can give.

•	Gifts include tangible objects, food, sporting or entertainment tickets, loans, contributions to charity, prizes from drawings and recreational activities when not accompanied by the provider.

•	Favors include discounted or free products or services, or access to products/services that otherwise would not be available to you.

•	Entertainment includes meals, sporting events, golf outings and other recreational activities when accompanied by the provider.

Acceptable*

•	Gifts or favors that total $100 or less in fair market value, from any one source annually.

•	Infrequent individual meals which are modest in value if you are accompanied by the provider.

•	Participation in prize drawings that are fair, nondiscriminatory, and drawn in a public forum if the prize is worth $100 or less.

* Officers may impose stricter requirements for their area of responsibility with the concurrence of the Chief Ethics Officer.

Prior approval required from your manager and the Office of Ethics

•	Entertainment (exception: infrequent individual meals may be accepted without prior approval).

•	Group meals or other food/beverages provided to a group of Nationwide associates.

When reviewing these types of requests, your manager and the Office of Ethics will consider, among other things, the fair market value, venue, number of attendees, and frequency of the opportunities being presented by the external partner.

The Nationwide Way | Building Honest Relationships With Our Partners	40

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Unacceptable

•	Gifts of cash or cash equivalents (gift cards, vouchers, gift certificates, securities or negotiable instruments).

•	Offers of travel or lodging.

•	Anything that is illegal, offensive, or would damage Nationwide’s reputation.

•	Gifts, favors or entertainment that you solicit from a supplier or other business partner or which creates or has the appearance of creating undue influence.

•	Offers to attend major sporting events such as the Super Bowl, the World Series, college championships, or the Olympics.

•	Anything offered as part of an agreement to do anything in return (quid pro quo).

•	Any entertainment or gift from a supplier during contract negotiations if you can influence supplier selection or contract terms.

•	An offer of discounted products or services whose fair market value is more than $100.

Here are some other things to consider if/when you receive a prohibited gift.

•	If the gift is perishable and/or impractical to return, it should be shared with the department or donated to a charitable organization with a letter of explanation to the provider.

•	If turning down a gift or favor would cause undue embarrassment to Nationwide, you may accept it on behalf of the company and turn it over to management for appropriate disposition.

•	Gifts to a charitable organization on behalf of you or Nationwide should not be made by a supplier, customer or other business contact. The Office of Corporate Citizenship is a helpful resource for such situations.

If you receive an unacceptable gift, notify your manager, and whenever possible return the gift to the provider with an explanation of Nationwide’s policy.

It starts with you

As a reminder, some associates in certain departments and roles may be subject to other or stricter requirements by law or policy. If you have questions about additional requirements, ask your leader or your Office of Compliance representative.

The Nationwide Way | Building Honest Relationships With Our Partners	41

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Q. One of our largest suppliers has two reps assigned to the Nationwide account. I received gifts from both reps this year. One gift was worth $60, the other was worth $45. Is this acceptable?
A. The source of the gifts is the supplier, rather than the individual reps, so the total value of the gifts ($105) exceeds the gift limit of $100 from any one source annually.

Q. A supplier has offered to provide food and beverages for our team during a training session. This will save us the cost of providing this food ourselves. Is there any problem with accepting this offer from the supplier?

A. Possibly. Because this will involve a group of associates, please discuss this with your manager and the Office of Ethics before accepting this offer.
Q. I have been invited to play golf with one of our business partners. May I accept the offer?
A. There are a few factors to consider before accepting this offer. Please discuss this with your manager and the Office of Ethics first.

It starts with you
You are required to obtain approval by your manager and the Office of Ethics before accepting entertainment offers. This requirement is designed to protect you, as well as Nationwide, from concerns of wrongdoing in this area.

Q. I entered a drawing at a professional conference and won an iPad. Can I keep it?

A. Because the value of the prize exceeds $100, it is not appropriate for you to keep it. Consult with your manager and the Office of Ethics for guidance in this matter. It is best if you do not enter drawings of this type in the future.

Q. I have been asked to speak at a conference, and the conference provider has offered to pay for my travel expenses. What are the guidelines for this situation?

A. Travel costs (hotel, airline, etc.) should be charged to Nationwide as a business expense. As a presenter, it is permissible to accept waived conference fees as well as a nominal gift (so long as the gift’s value is $100 or less).

The Nationwide Way | Building Honest Relationships With Our Partners	42

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

We protect company information and assets

Keep privacy protected

Maintaining the privacy and confidentiality of personal information is vital to our success. Our responsibility to customers, associates, and others we do business with is to ensure that their personal information is used, shared, and disposed of properly. If you become aware of any unauthorized access to or disclosure of personal information, immediately report it to the Office of Privacy, Technology, Information,

& Contract Services (OPTICS) via email or call 1-866-289-2323.

Cyberattacks are a real threat to companies that collect personal information. We don’t want to compromise the trust others place in us by not following the established data handling guidelines designed to protect our networks, computers and data from attack, damage or unauthorized access.

Your obligation to protect Nationwide’s confidential information remains even in the event you are no longer employed with us.

Data security and privacy is everyone’s responsibility. For more information, check out these resources:

•	Privacy and Confidential Information Policy

•	Information Security Policy

•	Enterprise Data Office Policy

•	Data Classification

•	Protect Our Data

•	Secure Sensitive Data Guide

Q.   A longtime friend and member recently had an insurance loss with us. He wants me to review the claims notes and tell him if he’s being treated fairly. I know we’re supposed to be customer-oriented, but this still seems inappropriate.

A. It is. While your friend’s interests are important, sharing confidential information with him is a violation of the trust Nationwide has placed in you. Violations of the law, regulations or company policy in order to please a customer are not acceptable. In addition, you should not access claim files or other business records without a business need to know.

The Nationwide Way | We Protect Company Information and Assets	44

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Tips to ensure we keep data safe:

•	Manage Access: Associates should only have access to the information they need in order to do their job. Nothing more.

•

Avoid Snooping: Just because you have access to certain systems and information doesn’t mean you should look up information outside of the scope of your job responsibilities or legitimate business purposes.

•	Recognize a Phish: Bad guys use links and attachments in emails to gain access to networks and confidential information. Be alert to a phishing attempt and don’t take the bait.

•	Secure Sensitive Information: Ensure sensitive information is locked down and stored in a secure location.

•	Protect yourself inside and outside Nationwide: Always use strong passwords. When conducting financial business, use secure networks and don’t get on public Wi-Fi.

The Nationwide Way | We Protect Company Information and Assets	45

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Company assets

Each of us is entrusted with company assets in order to do our jobs. You have a responsibility to protect those assets (e.g., Nationwide-owned computer, corporate credit card, etc.) from misuse, loss, damage or theft.

Checks, drafts, cash and financial records are especially important. No one, without the prior approval of management, may use Nationwide equipment, supplies, facilities, corporate credit cards, information or personnel for activities not related to Nationwide business. Do not use company equipment to access, store or distribute content that is illegal, harassing or offensive.

Q. I’ve started my own business and transact much of my business online. I’ve been using my computer at work for email and internet access, but only on my lunch break or after work. Is this OK?
A. No. Using company equipment, supplies and/or internet service for outside business interests is not permitted.

Protecting the Nationwide brand

The Nationwide brand has great value in the marketplace. To protect this brand value, only use the Nationwide name and logo on approved products and services. Do not use the Nationwide identity or publicly endorse the products and services of other companies, unless approved in advance by Corporate Communications and the Marketing and Intellectual Property Legal team.

It starts with you

Looking to endorse an external product or service? If so, it will require an exception to Nationwide’s Corporate Endorsement Policy. To request an exception, submit a Corporate Communications Endorsement Exception form.

Leader expectations
If you are asked to provide a recommendation for a current or former associate, it should only be done on a very limited basis and in accordance with the Nationwide Policy Guide.

The Nationwide Way | We Protect Company Information and Assets	46

CONTENTS  |  BACK  |  NEXT  |  CONTACT US

Using social media

Nationwide recognizes that social media can be a powerful communication tool for sharing ideas and exchanging information. However, if not done properly, use of social media may expose us to additional risk. Never create new content about any product or service unless approved by your manager and an authorized member of the Corporate Communications team. If you see anything posted on a social media site that may include misinformation or a customer complaint, please notify Corporate Communications. For additional guidance, please review our Electronic Communication Policy and Social Media Policy.

It starts with you
Thinking about posting something on social media? If so, take a moment to ask yourself:

•  Could my post be interpreted as representing the views of Nationwide?

•  If so, is what I’m about to post consistent with Nationwide’s values?

Still unsure? Just ask. Contact your manager, another leader, the Office of Associate Relations or the Office of Ethics for additional guidance.

Q.   While visiting a social networking site, I noticed a post related to a Nationwide claim. The thread included comments about the user’s claims experience. It also included a post from a Nationwide associate who added information about Nationwide’s stance on this claim. Is that acceptable?

A. No. Sharing information regarding a specific claim on a social media site would be a violation of our privacy policies. Please discuss this matter with your manager, OPTICS, or the Office of Ethics.

Contacting media

Only spokespersons designated by the Office of Corporate Communications are authorized to communicate to the media on behalf of Nationwide, or to explain Nationwide business practices, procedures and policy positions. Associates receiving requests from the media should immediately contact Nationwide Corporate Communications at 614-249-6349.

Q.   The local newspaper just called me because a recent storm damaged quite a few homes in the area. They want to write a story about how to file a claim. They are also asking about plans of insurers to limit their exposure in the area. How should I handle the situation?

A. It is important to refer these questions to Corporate Communications. Only designated personnel are authorized to talk to the media.

The Nationwide Way | We Protect Company Information and Assets	47

CONTENTS  |  BACK  |  CONTACT US

Closing thoughts

Thank you for taking time to read our Code of Conduct, and for bringing The Nationwide Way to life. It takes time and effort to build an environment of trust with each other and with the members, partners and local communities we serve. But it can take just a moment to lose it. Mistakes happen, and that’s OK — we will work through those together as a team. But it’s when we stop acting with honesty and integrity that we fall short of earning and keeping that trust. Remember, just because we can do something on behalf of Nationwide, the more important question to ask is whether it should be done.

Continue to view this Code as a resource to guide you through those moments of uncertainty and equip you to handle ethical dilemmas successfully. Refer to it whenever you’re confronted with an ethical decision and are just not sure what to do. While the Code may not have all the answers, it can at least point you in the direction of other resources available to you at Nationwide. If you still have questions, please don’t hesitate to contact the Office of Ethics for additional guidance or direction.

It’s worth repeating: We are a great company of great people doing great things, and our members, partners and the communities in which we serve count on us to do what’s right. Thank you for your continued commitment to doing things The Nationwide Way.